Exhibit 99.1

KFX INC. ANNOUNCES FOURTH QUARTER AND YEAR-END
FISCAL 2005 FINANCIAL RESULTS

Signs Definitive Agreement to Acquire Buckeye Industrial Mining Co.

Names Robert J. Clark to Board of Directors

DENVER, March 6, 2006 -- KFx Inc. (Amex: KFX) today reported financial results for the fourth quarter of 2005.  The loss from operations for the fourth quarter of 2005 was $11.6 million or $0.17 per diluted share compared with $6.3 million or $0.10 per diluted share in the corresponding 2004 period.  The loss from operations for the year ended December 31, 2005 was $23.3 million or $0.35 per diluted share compared to $10.6 million or $0.18 per diluted share for the same period ended 2004.  Results for both periods reflect higher general and administrative and other expenses as the company completed construction of its 750,000 TPY K-Fuel™ plant and KFx mine project.

Recent Developments
Today, March 6, 2006, KFx announced the appointment of Robert J. Clark to its Board of Directors.  Mr. Clark currently is CEO and President of Bear Cub Energy, LLC a natural gas gathering, treating and processing company in Denver, Colorado.  He previously served on the board of Evergreen Resources and Patina Oil & Gas.  He also has a strong background in the energy industry working in a variety of management and financial capacities.  The appointment of Mr. Clark increases the size of KFx’s Board to 12.

Today, March 6, 2006, KFx entered into a sale and purchase agreement with Keller Group, Inc. to acquire its wholly owned subsidiary, Buckeye Industrial Mining Co.  Buckeye's primary business is to mine, process and sell coal to power generating facilities and industrial users.  The total purchase price of $37.5 million consists of $35 million in cash and KFx common stock valued at $2.5 million.  The Company currently anticipates completing the transaction in early April 2006.

The acquisition of Buckeye continues KFx’s strategy to transform from an energy technology company into an energy production company.  The Company believes the acquisition will add value through access to Buckeye's established markets, infrastructure, and coal reserves.  The expected benefits of the acquisition include providing operating cash flow and acquiring an experienced coal marketing and management team.

In January, KFx also signed a memorandum of understanding with a coal producer to access its mine site location in Louisiana to determine the viability of a K-Fuel™ plant at that location.

KFx Inc.ï55 Madison StreetïSuite 500ïDenver, Colorado 80206ïTel: (303) 293-2992ïFax: (303) 293-8430

In February, the Company completed a public offering of 8.05 million shares of its common stock at a price to the public of $18.75 per share.  Net proceeds from the offering, including the exercise of the over-allotment option, were approximately $144.4 million.  KFx plans to use the proceeds from this offering to fund the acquisition of Buckeye, plant facility construction costs, the purchase of a coal-fired boiler and general corporate purposes.  The Company will use the proceeds to further the development and construction of new K-Fuel™ plants and for any potential future acquisitions.

On December 30, 2005, the Company announced it completed its first two production runs at its 750,000 tons per year commercial scale K-Fuel™ plant in Gillette, Wyoming.  Initial production results of approximately 200 tons, utilizing Powder River Basin feedstock coal with less than 8,000 Btu and one processor with operating conditions at design pressure, temperature and time profiles, were indicative of a product consistent with K-Fuel™ specifications.  The resulting coal product specifications were approximately 11,000 Btu, 8-12% moisture, and mercury reduction of around 70% from the feedstock coal.  The initial product was shipped to two local commercial customers.

The test burn of K-Fuel™ at Black Hills Energy’s Niel Simpson station commenced a week ago, on Monday, February 27th.  The Black Hills Energy power plant continues to operate using K-Fuel™.  The test burn is scheduled to continue for another three weeks.  Initial boiler burn results have verified the expected quality and consistency of the K-Fuel™ product.  The K-Fuel™ being burned during the test is also handling better than raw mined coal.

“KFx has had a busy and productive fourth quarter and start to 2006,” said Mark Sexton, CEO.  “We began commissioning of our 750,000 TPY plant in Gillette.  We have begun product testing and plant optimization.  We also completed a successful $144.4 million equity offering and announced the acquisition of Buckeye Industrial Mining, a business that will play a vital role in our evolution into an energy production company.  Near-term we are focusing on the ramp-up to full production of our Gillette facility, with our first unit train shipment still expected for this Spring.”

“At the same time, I’d like to welcome Robert Clark to the KFx Board,” Mr. Sexton continued.  “Bob was a tremendous asset to the Evergreen board during my tenure as CEO there, and I know the KFx team will benefit tremendously from his insights and business and financial acumen.  Now that we are in the execution phase of our business plan, we will soon be adding a number of key members to our management team.”

Results of Operations

General and Administrative:  Employee-related costs of $1.4 million constitutes the majority of the increase for general and administrative expenses in the fourth quarter 2005 compared to $630,000 in employee-related costs in the fourth quarter 2004.  For the year ended December 31, 2005 employee-related costs were $6.2 million versus $2.2 million for the same period in the prior year.  The increases are primarily related to non-cash expense for equity compensation in the amount of $300,000 and $2.2 million for the three months and year ended December 31, 2005, respectively.  Additionally, KFx recognized higher total salaries and related costs for additional employee hires at the Company’s corporate and plant offices and from the MR&E acquisition that occurred in March 2005.

Mine and plant expenses:  Mine and plant costs were $600,000 and $1.9 million for the three months and year ended December 31, 2005.  Mine expenses include costs associated with security, Mine Safety and Health Association (“MSHA”) regulatory compliance, property taxes, reclamation obligation accretion expense and other costs necessary to maintain an open-pit coalmine.  Additionally, these expenses include payments associated with the potential for utilizing KFx’s coal mine to provide feedstock to the K-Fuel™ plant such as: maintenance to the pit roads, coal testing, and other feasibility study costs.  Plant expenses include pre-operating costs incurred to prepare the 750,000-ton per year plant for operations, such as: costs incurred to hire and train personnel for the operation of the plant, establish health and safety plans, develop environmental compliance plans, define operating manual procedures and other administrative costs.  Plant expenses also include administrative personnel, office supplies, utilities, vehicle maintenance and other insignificant purchases.

Research and Development:  Research and development costs in the fourth quarter ended 2005 were $475,000 compared to $251,000 for the fourth quarter ended 2004.  For the year ended December 31, 2005, research and development costs were $1.6 million versus $696,000 for the year ended December 31, 2004.  The majority of the increase for the fourth quarter and the year ended December 31, 2005 was attributed to new technology development, feasibility studies for future large-scale K-Fuel™ plant sites, and an increase in the number of employees and related overhead in our laboratory facilities at our Wyoming and Ohio locations.

Depreciation and Amortization:  Depreciation and amortization expense was $231,000 for the fourth quarter ended 2005 compared to $124,000 during the same period ended 2004.  For the year ended December 31, 2005 depreciation and amortization expenses were $773,000 compared to $420,000 for the year ended December 31, 2004.  The increase from 2004 is primarily attributable to new assets placed into service during 2005, including MR&E assets acquired in March 2005 and Landrica assets acquired in May 2004.

Bad Debt Expense:  There was no bad debt expense during the fourth quarter ended 2005.  For the year ended December 31, 2005, management established a reserve on the note receivable from Pegasus in the amount of $1.3 million, or $0.02 per diluted share.  The $1.3 million impairment in 2004 was primarily related to certain site-specific and plant site-specific costs incurred associated with evaluating three other locations for our 750,000-ton plant.

Revenue:  The majority of the revenue increase quarter-over-quarter and year-over-year is attributed to recognition of revenue of $768,000 received in 2005 from the $7.5 million up-front non-refundable license fee received in December 2004 from Cook Inlet Coal.

Other Income:  Other income was $412,000 during the three months ended December 31, 2005 as compared to $244,000 for the same period ended in the prior year.  For the year ended December 31, 2005, other income was $1.9 million as compared to $792,000 for the same period ended in the prior year.  The majority of the increase is attributed to interest income. Our average cash balance was significantly higher for the year ended 2005 compared to the same period ended 2004.

750,000 TPY K-Fuel™ Plant and KFx Mine Project Update
Through the end of 2005, the total cumulative expenditures on the 750,000 TPY K-Fuel™ plant and KFx mine projecthave been $71.6 million.  We anticipate spending an additional $8.4 million to complete the project consistent with our previously announced estimate of $80.0 million, not including the expected expenditures to convert the plant’s steam supply to a coal-fired boiler.  With a cash balance of $28.8 million at the end of the fourth quarter of 2005 and the proceeds from our recent equity offering of $144.4 million, we believe our cash on hand is sufficient to cover the remaining project costs as well as fund payments of key long-lead items related to future potential plant sites at the Coal Creek and Buckskin mines.

The first unit train from our 750,000 TPY K-Fuel™ plant and KFx mine project in the PRB, in Gillette, Wyoming remain on target for spring 2006.

Estimated Project Costs by Item

(in millions)
750,000-ton plant and operating equipment	$69.0

Train loadout silo	4.3
Mine and site improvements	4.1
Start up and other costs	2.6

Total estimated project costs	$80.0

Conference Call
KFx will host a conference call tomorrow, Tuesday, March 7 at 9:30 a.m. MST (11:30 a.m. EST) with investors, analysts and other interested parties.  Investors can access the conference call via a live webcast on the company’s website, www.kfx.com, or by dialing 1-877-234-1973 - Access code is 7075134 or KFx Inc. Conference Call.  Investors calling from international locations should dial 973-582-2700.

An on-line archive of the call will be available at www.kfx.com for thirty days.  Additionally, a replay of the call will be available by dialing 877-519-4471 (domestic) or 973-341-3080 (International), passcode 7075134, through March 15, 2006.

About KFx
 KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally.  Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel.  A co-benefit of the K-Fuel™ process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO
Analyst Contact: Andreas Vietor, 303-293-2992
or
Brainerd Communicators, Inc.
Media Contact: Brian Schaffer, 212-986-6667

KFX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

	(in thousands)

Assets
Current assets:
Cash and cash equivalents	$28,793	$79,381
Other current assets	964	1,295

Total current assets	29,757	80,676
Restricted cash	5,198	3,400
Plant construction in progress	71,612	20,094
Property and equipment, net of accumulated depreciation	4,679	3,427
Other assets	2,926	4,707

	$114,172	$112,304

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,303	$2,657
Accrued liabilities	8,365	4,217
Other current	179	199

Total current liabilities	9,847	7,073
Deferred revenue, less current portion	6,751	7,538
Asset retirement obligation	3,558	3,400
Deferred rent and other liabilities, less current portion	375	33

Total liabilities	20,531	18,044

Stockholders’ equity:
Total stockholders’ equity	93,641	94,260

	$114,172	$112,304

KFX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

	(in thousands, except for per share data)

Operating revenues:
License revenue	$5	$—	$787	$20
Consulting and other	26	6	197	8

Total operating revenue	31	6	984	28

Operating expenses:
General and administrative	10,760	4,827	20,201	8,787
Mine and plant	539	68	1,856	154
Research and development	475	251	1,611	696
Depreciation and amortization	231	124	773	420
Cost of license and consulting revenue	26	1	448	5
Bad debt and asset impairment	—	1,268	1,255	1,313

Total operating expenses	12,031	6,539	26,144	11,375

Operating loss	(12,000)	(6,533)	(25,160)	(11,347)

Other income (expense):
Other (expense) income, net	—	16	(16)	223
Interest income, net	412	228	1,863	569

Total other income	412	244	1,847	792

Net loss	$(11,588)	$(6,289)	$(23,313)	$(10,555)

Basic and diluted net loss per common share	$(0.17)	$(0.10)	(0.35)	$(0.18)

Weighted-average common shares outstanding	68,281	62,843	66,399	57,928

KFX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004

	(in thousands)

Operating activities:
Net loss	$(23,313)	$(10,555)
Adjustments to reconcile net loss to cash used in operating activities:
Common stock warrants and options issued for services and compensation and other	10,995	3,788
Depreciation and amortization	773	420
Asset impairment loss and bad debt	1,255	1,313
Asset retirement obligation accretion	103	—
Other	2	(35)
Changes in operating assets and liabilities:
Accounts receivable from related parties	750	—
Prepaids and other assets	(391)	(1,732)
Deferred revenue and other current obligations	(718)	7,481
Accounts payable and accrued expenses	(1,527)	1,362

Cash (used in) provided by operating activities	(12,071)	2,042

Investing activities:
Purchases of Construction in progress	(47,084)	(12,570)
Purchase of property and equipment	(851)	(44)
Net cash acquired in (paid for) acquisition, net of cash received	(573)	(523)
Restricted cash	(1,798)	(3,400)
Collections on notes receivable	426	334
Patent acquisition and pending patent applications	(104)	(82)

Cash used in investing activities	(49,984)	(16,285)

Financing Activities:
Proceeds from exercise of options and warrants	11,699	22,574
Issuance of common stock and warrants from private placement, net	—	47,355
Proceeds from borrowings of discontinued operations	—	—
Payments on notes payable	(232)	(6)

Cash provided by financing activities	11,467	69,923

Increase (decrease) in cash and cash equivalents	(50,588)	55,680
Cash and cash equivalents, beginning of year	79,381	23,701

Cash and cash equivalents, end of year	$28,793	$79,381

###